Exhibit 99.1

News Release

Allison Transmission Announces Fourth Quarter and Full Year 2025 Results

*	Record fourth quarter and full year Net Sales in the Outside North America On-Highway end market

*	Continued strength in the Defense end market, with full year Net Sales of $267 million, a year over year increase of 26 percent

*	Full year Net Income of $623 million, 21% of Net Sales

*	Full year Adjusted EBITDA of $1,130 million, 37.5% of Net Sales, a year over year increase of 140 basis points

*	Completed acquisition of the Dana Off-Highway business on January 1, 2026, creating a premier, global industrial leader in high-performance mobility and work solutions

INDIANAPOLIS, February 23, 2026 – Allison Transmission Holdings Inc. (NYSE: ALSN) today reported full year 2025 net sales of $3 billion with Adjusted EBITDA margin of 37.5 percent and net cash provided by operating activities of $836 million.

David S. Graziosi, Chair, President and Chief Executive Officer of Allison commented, “Although 2025 presented meaningful macroeconomic challenges, we remained disciplined and focused on the factors within our control. With a prioritization of cost management and execution aligned with end markets demand conditions, our full year results demonstrate the resilient earnings power of our business in difficult and uncertain operating environments. For the full year, we achieved an Adjusted EBITDA margin of 37.5 percent and generated Adjusted free cash flow of $661 million.”

Graziosi continued, “Earlier this year, we announced the completion of our acquisition of Dana’s Off-Highway business, a transformational moment in Allison history. With the combination of these two industry-leading businesses, we have significantly expanded both our presence in the global mobility market and our portfolio of high-quality and reliable products, creating a platform that will continue to deliver strong financial performance from both organic and inorganic growth. While completing this acquisition last year, we remained committed to our capital allocation priorities, including repurchasing $328 million of our common stock, representing 4 percent of outstanding shares.”

Full Year and Fourth Quarter Financial Highlights*

Net sales for the year were $3,010 million. Year over year results were led by:

•	A 26 percent increase in net sales in the Defense end market principally driven by the continued execution of our growth initiatives

•

A $14 million increase in net sales in the Outside North America On-Highway end market, leading to record full year net sales of $507 million, principally driven by higher demand in Europe and South America and price increases on certain products, partially offset by lower demand in Asia

Net income for the year was $623 million. Diluted EPS for the year was $7.33. Adjusted EBITDA, a non-GAAP financial measure, for the year was $1,130 million. Net cash provided by operating activities for the year was $836 million. Adjusted free cash flow, a non-GAAP financial measure, for the year was $661 million.

*	The fourth quarter and full year 2025 financial results included in this press release do not reflect the impact from the acquisition of Dana’s Off-Highway business.

Net sales for the quarter were $737 million. Year over year results were led by:

•	A 6 percent increase in net sales in the Outside North America On-Highway end market, leading to record fourth quarter net sales of $131 million, principally driven by higher demand in Europe

•	A 7 percent increase in net sales in the Defense end market principally driven by the continued execution of our growth initiatives

Net income for the quarter was $99 million. Diluted EPS for the quarter was $1.18. Adjusted EBITDA, a non-GAAP financial measure, for the quarter was $265 million. Net cash provided by operating activities for the quarter was $243 million. Adjusted free cash flow, a non-GAAP financial measure, for the quarter was $169 million.

Full Year and Fourth Quarter Net Sales by End Market

End Market	2025 Net Sales ($M)	Year over Year Variance ($M)	Q4 2025 Net Sales ($M)	Year over Year Variance ($M)
North America On-Highway	$1,540	($212)	$361	($58)
Outside North America On-Highway	$507	$14	$131	$7
Global Off-Highway	$53	($52)	$12	($4)
Defense	$267	$55	$73	$5
Service Parts, Support Equipment & Other	$643	($20)	$160	($9)
Total Net Sales	$3,010	($215)	$737	($59)

Fourth Quarter Financial Results

Gross profit for the quarter was $354 million, a decrease of $19 million from $373 million for the same period in 2024. The decrease in gross profit was principally driven by lower volumes and unfavorable direct material costs, partially offset by price increases on certain products and lower manufacturing expense. Gross margin for the quarter was 48 percent, an increase of 110 basis points year over year.

Selling, general and administrative expenses for the quarter were $110 million, an increase of $26 million from $84 million for the same period in 2024. The increase was principally driven by the Dana Off-Highway business acquisition-related expenses of approximately $26 million.

Engineering – research and development expenses for the quarter were $44 million, a decrease of $10 million from $54 million for the same period in 2024. The decrease was principally driven by reduced product initiatives spending to align costs and programs across our business with end markets demand conditions.

Net income for the quarter was $99 million, a decrease of $76 million from $175 million for the same period in 2024. The decrease was principally driven by a $29 million loss associated with impairment of long-lived assets and $26 million of expenses related to the acquisition of Dana’s Off-Highway business and lower gross profit.

Net cash provided by operating activities was $243 million, an increase of $32 million from $211 million for the same period in 2024. The increase was principally driven by lower cash income taxes, reduced engineering – research and development spending and lower operating working capital funding requirements, partially offset by lower gross profit and payments for the Dana Off-Highway business acquisition-related expenses.

*	The fourth quarter and full year 2025 financial results included in this press release do not reflect the impact from the acquisition of Dana’s Off-Highway business.

Full Year 2026 Guidance

For full year 2026, we are providing the following guidance:

•	Consolidated net sales in the range of $5,575 to $5,925 million

•	Net sales for the Allison Transmission segment in the range of $3,025 to $3,175 million

•	Net sales for the Allison Off-Highway Drive and Motion Systems segment in the range of $2,550 to $2,750 million

•	Consolidated net income in the range of $600 to $750 million, subject to the completion of purchase price accounting associated with the acquisition of the Off-Highway Drive and Motion Systems segment

•

Net income guidance includes approximately $70 million of one-time, pre-tax expenses associated with the separation, integration and restructuring of the Off-Highway Drive and Motion Systems segment. Including one-time costs, the Allison Off-Highway acquisition is expected to be accretive to net income and Diluted EPS in 2026

•	Consolidated Adjusted EBITDA in the range of $1,365 to $1,515 million

•

Consolidated net cash provided by operating activities in the range of $970 to $1,100 million, including approximately $55 million of one-time cash outlays associated with the acquisition of the Off-Highway Drive and Motion Systems business unit

•	Consolidated capital expenditures in the range of $295 to $315 million, including one-time separation and integration capital expenditures of approximately $45 million

•	Consolidated Adjusted free cash flow in the range of $655 to $805 million

Conference Call and Webcast

The Company will host a conference call at 5:00 p.m. EST on Monday, February 23, 2026 to discuss its fourth quarter 2025 results. The dial-in phone number for the conference call is +1-877-425-9470 and the international dial-in number is +1-201-389-0878. A live webcast of the conference call will also be available online at https://ir.allisontransmission.com.

For those unable to participate in the conference call, a replay will be available from 9:00 p.m. EST on February 23 until 11:59 p.m. EST on March 9. The replay dial-in phone number is +1-844-512-2921 and the international replay dial-in number is +1-412-317-6671. The replay passcode is 13757957.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is a global leader in high-performance mobility and work solutions built for the needs of the modern industrial world. Allison operates through two business units: Allison Transmission and Allison Off-Highway Drive & Motion Systems. Headquartered in Indianapolis, Indiana, USA, the Company manufactures solutions which offer industry-leading value propositions across vital sectors such as infrastructure, mining, energy, agriculture, construction, transportation and national security. For over 110 years, Allison has been recognized as a reliable partner of choice, keeping essential industries moving anytime, in over 150 countries around the world. For more information, visit https://allisontransmission.com.

Forward-Looking Statements

This press release contains forward-looking statements. The words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Although forward-looking statements reflect management’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements speak only as of the date the statements are made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to: the significant costs we are expected to incur in connection with the integration of the Off-Highway Drive & Motion Systems business (the “Acquired Off-Highway Business”) of Dana Incorporated (“Dana”); our ability to successfully integrate the Acquired Off-Highway Business and its operations in the expected time frame; our ability to realize all of the anticipated benefits from the integration of the Acquired Off-Highway Business and its operations and to effectively manage our expanded operations; our participation in markets that are competitive; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments, competitive threats and changing customer needs, including with respect to electric hybrid and fully electric commercial vehicles; increases in cost, disruption of supply or shortage of labor, freight, raw materials, energy or

*	The fourth quarter and full year 2025 financial results included in this press release do not reflect the impact from the acquisition of Dana’s Off-Highway business.

components used to manufacture or transport our products or those of our customers or suppliers, including as a result of geopolitical risks, natural disasters, extreme weather events, wars and public health crises such as pandemics; global economic volatility; general economic and industry conditions, including the risk of prolonged inflation and recession; labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers or suppliers; the highly cyclical industries in which certain of our end users operate; uncertainty in the global regulatory and business environments in which we operate; the concentration of our net sales in our top five customers and the loss of any one of these; cybersecurity risks to our operational systems, security systems or infrastructure owned by us or our third-party vendors and suppliers; the failure of markets outside North America to increase adoption of fully automatic transmissions; the success of our research and development efforts, the outcome of which is uncertain; U.S. and foreign defense spending; risks associated with our international operations, including acts of war and increased trade protectionism and tariffs; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; our ability to identify, consummate and effectively integrate acquisitions and collaborations; and risks related to our indebtedness.

Use of Non-GAAP Financial Measures

This press release contains information about Allison’s financial results and forward-looking estimates of financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP financial measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

We use Adjusted EBITDA and Adjusted EBITDA as a percent of net sales to measure our operating profitability. We believe that Adjusted EBITDA and Adjusted EBITDA as a percent of net sales provide management, investors and creditors with useful measures of the operational results of our business and increase the period-to-period comparability of our operating profitability and comparability with other companies. Adjusted EBITDA as a percent of net sales is also used in the calculation of management’s incentive compensation program. The most directly comparable GAAP measure to Adjusted EBITDA is Net income. The most directly comparable GAAP measure to Adjusted EBITDA as a percent of net sales is Net income as a percent of net sales. Adjusted EBITDA is calculated as the earnings before interest expense, net, income tax expense, amortization of intangible assets, depreciation of property, plant and equipment and other adjustments as defined by Allison Transmission, Inc.’s, the Company’s wholly-owned subsidiary, Second Amended and Restated Credit Agreement. Adjusted EBITDA as a percent of net sales is calculated as Adjusted EBITDA divided by net sales.

We use Adjusted Free Cash Flow to evaluate the amount of cash generated by our business that, after the capital investment needed to maintain and grow our business and certain mandatory debt service requirements, can be used for repayment of debt, stockholder distributions and strategic opportunities, including investing in our business. We believe that Adjusted Free Cash Flow enhances the understanding of the cash flows of our business for management, investors and creditors. Adjusted Free Cash Flow is also used in the calculation of management’s incentive compensation program. The most directly comparable GAAP measure to Adjusted Free Cash Flow is Net cash provided by operating activities. Adjusted Free Cash Flow is calculated as Net cash provided by operating activities, after additions of long-lived assets.

Attachments

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Reconciliation of GAAP to Non-GAAP Financial Measures

•	Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year Guidance

Contacts

Jackie Bolles

Executive Director, Treasury and Investor Relations

ir@allisontransmission.com

(317) 242-7073

Media Relations

media@allisontransmission.com

(317) 694-2065

*	The fourth quarter and full year 2025 financial results included in this press release do not reflect the impact from the acquisition of Dana’s Off-Highway business.

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in millions, except per share data)

	Three months ended December 31,		Years ended December 31,
	2025	2024	2025	2024
Net sales	$737	$796	$3,010	$3,225
Cost of sales	383	423	1,547	1,696

Gross profit	354	373	1,463	1,529
Selling, general and administrative	110	84	380	336
Engineering - research and development	44	54	174	200
Loss associated with impairment of long-lived assets	29	—	29	1

Operating income	171	235	880	992
Interest expense, net	(25)	(21)	(92)	(89)
Other income (expense), net	1	(4)	16	(6)

Income before income taxes	147	210	804	897
Income tax expense	(48)	(35)	(181)	(166)

Net income	$99	$175	$623	$731

Basic earnings per share attributable to common stockholders	$1.19	$2.03	$7.42	$8.40

Diluted earnings per share attributable to common stockholders	$1.18	$2.01	$7.33	$8.31

*	The fourth quarter and full year 2025 financial results included in this press release do not reflect the impact from the acquisition of Dana’s Off-Highway business.

Allison Transmission Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, dollars in millions)

	December 31, 2025	December 31, 2024
ASSETS
Current Assets
Cash and cash equivalents	$1,495	$781
Accounts receivable, net	333	360
Inventories	316	315
Other current assets	89	82

Total Current Assets	2,233	1,538
Property, plant and equipment, net	862	803
Intangible assets, net	794	822
Goodwill	2,075	2,075
Other non-current assets	118	98

TOTAL ASSETS	$6,082	$5,336

LIABILITIES
Current Liabilities
Accounts payable	$190	$212
Product warranty liability	34	31
Current portion of long-term debt	5	5
Deferred revenue	34	41
Other current liabilities	197	217

Total Current Liabilities	460	506
Product warranty liability	50	36
Deferred revenue	103	95
Long-term debt	2,885	2,395
Deferred income taxes	557	501
Other non-current liabilities	160	152

TOTAL LIABILITIES	4,215	3,685
TOTAL STOCKHOLDERS’ EQUITY	1,867	1,651

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$6,082	$5,336

*	The fourth quarter and full year 2025 financial results included in this press release do not reflect the impact from the acquisition of Dana’s Off-Highway business.

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in millions)

	Three months ended December 31,		Years ended December 31,
	2025	2024	2025	2024
Net cash provided by operating activities	$243	$211	$836	$801
Net cash used for investing activities (a)	(76)	(77)	(184)	(147)
Net cash provided by (used for) financing activities	425	(140)	57	(427)
Effect of exchange rate changes on cash	1	(1)	5	(1)

Net increase (decrease) in cash and cash equivalents	593	(7)	714	226
Cash and cash equivalents at beginning of period	902	788	781	555

Cash and cash equivalents at end of period	$1,495	$781	$1,495	$781

Supplemental disclosures:
Income taxes paid	$(6)	$(40)	$(107)	$(190)
Interest paid	$(33)	$(33)	$(120)	$(124)
Interest received from interest rate swaps	$—	$2	$6	$12
(a) Additions of long-lived assets	$(74)	$(75)	$(175)	$(143)

*	The fourth quarter and full year 2025 financial results included in this press release do not reflect the impact from the acquisition of Dana’s Off-Highway business.

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited, dollars in millions)

	Three months ended December 31,		Years ended December 31,
	2025	2024	2025	2024
Net income (GAAP)	$99	$175	$623	$731
plus:
Income tax expense	48	35	181	166
Depreciation of property, plant and equipment	30	29	117	111
Interest expense, net	25	21	92	89
Amortization of intangible assets	2	2	7	10
Acquisition-related expenses (a)	26	—	64	—
Loss associated with impairment of long-lived assets (b)	29	—	29	1
Stock-based compensation expense (c)	7	6	27	26
Unrealized (gain) loss on marketable securities (d)	(1)	1	(12)	9
UAW Local 933 contract signing incentives (e)	—	—	—	14
Pension plan settlement loss (f)	—	—	—	4
Other (g)	—	1	2	4

Adjusted EBITDA (Non-GAAP)	$265	$270	$1,130	$1,165

Net sales (GAAP)	$737	$796	$3,010	$3,225
Net income as a percent of Net sales (GAAP)	13.4%	22.0%	20.7%	22.7%
Adjusted EBITDA as a percent of Net sales (Non-GAAP)	36.0%	33.9%	37.5%	36.1%
Net cash provided by operating activities (GAAP) (h)	$243	$211	$836	$801
Deductions to reconcile to Adjusted free cash flow:
Additions of long-lived assets	(74)	(75)	(175)	(143)

Adjusted free cash flow (Non-GAAP) (h)	$169	$136	$661	$658

(a)

Represents acquisition-related expenses (recorded in Selling, general and administrative), primarily consulting and legal fees, related to the acquisition of the Dana Off-Highway business (the “Acquisition”).

(b)	Represents a charge associated with the impairment of long-lived assets related to the production of certain electrified products.
(c)	Represents stock-based compensation expense (recorded in Cost of sales, Selling, general and administrative, and Engineering — research and development).
(d)	Represents unrealized (gains) losses (recorded in Other income (expense), net) primarily related to an investment in the common stock of Jing-Jin Electric Technologies Co. Ltd.
(e)

Represents non-recurring incentives (recorded in Cost of sales, Selling, general and administrative, and Engineering — research and development) to eligible employees as a result of International Union, United Automobile, Aerospace and Agricultural Implement Workers of America Local 933 represented employees ratifying a four-year collective bargaining agreement effective through November 2027.

(f)

Represents a non-cash settlement charge (recorded in Other income (expense), net) for a pro rata portion of previously unrecognized pension plan actuarial net losses associated with the pension risk transfer of a portion of our salaried defined benefit pension plan obligations to a third-party insurance company.

(g)	Represents other adjustments as defined by the Second Amended and Restated Credit Agreement dated as of March 29, 2019 as amended.
(h)

Net cash provided by operating activities (GAAP) and Adjusted free cash flow (Non-GAAP) include $17 million and $47 million of payments for expenses related to the Acquisition for the three months and year ended December 31, 2025, respectively. There were no payments for expenses related to the Acquisition in either of the three months or year ended December 31, 2024.

*	The fourth quarter and full year 2025 financial results included in this press release do not reflect the impact from the acquisition of Dana’s Off-Highway business.

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year Guidance

(Unaudited, dollars in millions)

	Guidance
	Year Ending December 31, 2026
	Low	High
Net income (GAAP)	$600	$750
plus:
Income tax expense	160	220
Depreciation & Amortization (a)	275	255
Interest expense, net	220	210
Acquisition-related expenses (b)	50	40
Stock-based compensation expense (c)	30	20
Restructuring & One-Time expenses (d)	30	20

Adjusted EBITDA (Non-GAAP)	$1,365	$1,515

Net cash provided by Operating activities (GAAP)	$970	$1,100
Deductions to reconcile to Adjusted free cash flow:
Additions of long-lived assets (e)	$(315)	$(295)

Adjusted free cash flow (Non-GAAP)	$655	$805

(a)	Includes estimate of incremental depreciation and amortization from purchase price accounting of $65 million to $75 million
(b)

Represents acquisition-related expenses (recorded in Selling, general and administrative), primarily consulting and legal fees, related to our acquisition of the Dana Off-Highway business (the “Acquisition”).

(c)	Represents stock-based compensation expense (recorded in Cost of sales, Selling, general and administrative, and Engineering — research and development).
(d)	Includes one-time restructuring costs, minority interest and one-time employee retention costs
(e)	Includes one-time acquisition-related investments

*	The fourth quarter and full year 2025 financial results included in this press release do not reflect the impact from the acquisition of Dana’s Off-Highway business.